MAMMOTH
ENERGY SERVICES INC.

Exhibit 99.1

News Release

Mammoth Announces Promotion of Bernard Lancaster to President

OKLAHOMA CITY – November 13, 2026 – Mammoth Energy Services, Inc. ("Mammoth" or the "Company") (NASDAQ: TUSK) today announced the promotion of Bernard "Bernie" Lancaster from Chief Operating Officer to President, effective November 9, 2026.

The promotion recognizes Mr. Lancaster's leadership and contributions to Mammoth's ongoing transformation, including improved operating performance across its businesses and the continued expansion of its aviation leasing platform.

"Mammoth has made substantial progress this year, including improved operating performance, profitability and margins, as well as the continued expansion of our aviation leasing platform," said Arthur Amron, Chairman of Mammoth's Board of Directors. "Bernie has played an important role in executing our strategy, and his promotion reflects the Board's confidence in his ability to build on that momentum and lead Mammoth through its next phase of growth."

Mr. Lancaster said, "I am grateful to the Board of Directors for the confidence they have placed in me, and I am excited to lead Mammoth as we continue to execute our strategy and grow our businesses. The results we have reported this year reflect the hard work of our teams, and I look forward to building on that progress."

Mr. Lancaster has served as Mammoth's Chief Operating Officer since July 2025, following his tenure as Vice President of Operations. During more than a decade with the Company, he has held leadership positions across Mammoth's operating businesses and has played an important role in improving operating performance and executing the Company's strategic initiatives.

About Mammoth Energy Services, Inc.

Mammoth Energy Services, Inc. (NASDAQ: TUSK) is a growth-oriented company centered on an expanding aviation leasing platform. Through its rental services segment, Mammoth leases and sells aviation assets and rents heavy equipment used in construction and energy operations. The Company also provides fiber optic services to utility customers; natural sand proppant for hydraulic fracturing; workforce accommodations for projects in remote locations; and directional drilling services. For more information, please visit www.mammothenergy.com.

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Contacts:

Mark Layton, CFO
Mammoth Energy Services, Inc.
investors@mammothenergy.com

Mohammed Topiwala
Vizara Advisors - Investor Relations
TUSK@vizaraadvisors.com

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